Exhibit 8.1

January 14, 2019

Board of Directors
Griffin Capital Essential Asset REIT II, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245

RE:	REIT Merger - United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have acted as counsel to Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (“REIT II”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 14, 2018, by and among REIT II, Griffin Capital Essential Asset Operating Partnership II, L.P., a Delaware limited partnership, Globe Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of REIT II (“Merger Sub”), Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (“REIT I”), and Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership. This opinion is being delivered in connection with the Registration Statement (File No. 333-229101) of REIT II on Form S-4 filed on January 14, 2019, with the Securities and Exchange Commission, as amended and supplemented through the date hereof (the “Registration Statement”). Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Merger Agreement.

In preparing the opinion set forth below, we have examined and reviewed the Merger Agreement, including the exhibits thereto; the Registration Statement; the representation letters of REIT I and REIT II delivered to us for purposes of this opinion (the “Representation Letters”); the First Articles of Amendment and Restatement of REIT II, as supplemented by Articles

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Supplementary to the Charter (collectively, the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (“SDAT”); the form of the Articles of Amendment to the Charter, and form of the Articles Supplementary thereto (collectively, the “Amended Charter”) to be filed with the SDAT on or prior to the effective date of the REIT Merger; and such other documents, certificates and records as we have deemed necessary or appropriate in order to enable us to render our opinion (collectively, the “Documents”).

In rendering our opinion, we have assumed that (i) the transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transactions and the parties thereto set forth in the Merger Agreement and in the Registration Statement are true, correct, and complete, (iii) the Amended Charter, in substantially the form examined by us, shall have been timely filed with the SDAT in the form and manner required by law, (iv) the factual statements, representations, and covenants made by REIT I and REIT II in their respective Representation Letters dated as of the date hereof and delivered to us for purposes of this opinion are true, correct, and complete as of the date hereof and will remain true, correct, and complete at all times up to and including the REIT Merger Effective Time, (v) any such statements and representations made in the Representation Letters “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, correct, and complete without such qualification, and (vi) REIT I, REIT II, and Merger Sub and their respective subsidiaries will treat the transactions for United States federal income tax purposes in a manner consistent with the opinion set forth below. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, representations, and warranties set forth in the Documents, including those set forth in the Representation Letters. If any of the above described assumptions are untrue for any reason or if the transactions are consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or different interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the IRS or, if challenged, by a court.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions, and caveats set forth herein, it is our opinion that the REIT Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no other opinion. This opinion has been prepared for you solely in connection with the filing of the Registration Statement relating to the REIT Merger and may not be used for any other purpose or relied upon by any other person without our prior written consent in each instance. This opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our firm name in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Most sincerely,

MORRIS, MANNING & MARTIN, LLP

/s/ Aresh Homayoun

By: Aresh Homayoun